UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 10, 2004


                               GraphOn Corporation
             (Exact name of registrant as specified in its charter)


         Delaware                   0-21683                  13-3899021
 (State or other jurisdiction    (Commission               (IRS Employer
     of incorporation)           File Number)            Identification No.)


         3130 Winkle Avenue, Santa Cruz, CA                    95065
      (Address of principal executive offices)               (Zip Code)


                Registrant's telephone number: (800) 472-7466


                                       N/A
        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 1.01 Entry into a Material Definitive Agreement.

      On December 10, 2004, GraphOn Corporation (the "Company") entered into a Reimbursement Agreement with AIGH Investment Partners, LLC ("AIGH"), an affiliate of a major shareholder of the Company, pursuant to which the Company has agreed to reimburse AIGH, in the amount of $665,000, plus fees and expenses relating to the Agreement incurred by AIGH in connection with the payment made to settle certain litigation against Network Engineering Software, Inc. ("NES") and certain affiliates of NES. On December 3, 2004, the Company entered into an Agreement and Plan of Merger and Reorganization relating to, among other things, the merger of NES with a wholly owned subsidiary of the Company (the "Merger").

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      The Company's obligation to reimburse AIGH must be satisfied within five business days after notice by AIGH, but is subject to several conditions, including consummation of the Merger and the completion of a related $3.2 million equity financing (the "Financing"). The proposed Financing is subject to completion of negotiations and definitive agreements and would be conditioned upon consummation of the Merger. At the Company's option, and at AIGH's option in certain limited circumstances, the Company may satisfy its reimbursement obligation by issuing to AIGH equity in the proposed Financing.


Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

      The information contained in Item 1.01 above is incorporated into this
Item 2.03 by reference.


Item 3.02 Unregistered Sales of Equity Securities.

      The information contained in Item 1.01 above is incorporated into this
Item 3.02 by reference.

      If the Company issues equity to AIGH in satisfaction of its reimbursement obligation under the Reimbursement Agreement, the issuance would not be registered under the Securities Act of 1933, as amended (the "Act"). The Company expects that it would effect the issuance to AIGH in connection with the Financing and in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Act. The Company will confirm that this exemption is available at the time of consummation of the Financing. The Company anticipates that it will be able to rely on this exemption because of the nature and limited number of potential investors (the "Investors") in the Financing. In making this determination the Company will rely in part upon representations made by the Investors.

      If the Company issues equity to AIGH in satisfaction of the Company's reimbursement obligation under the Reimbursement Agreement, the number and type of securities would be determined based on a formula set forth in the Reimbursement Agreement. Under the Reimbursement Agreement, the Company would issue such number of units, consisting of one share of GraphOn's Series A Preferred Stock and one five-year warrant exercisable to purchase 1/2 share of GraphOn's Series B Preferred Stock, that is equal to the aggregate amount of the reimbursement obligation divided by $27.00. It is expected that the Series A Preferred Stock would automatically convert into shares of the Company's Common Stock at a conversion rate of $0.27 per share and the Series B Warrants would automatically convert into warrants to purchase shares of the Company's Common Stock at a conversion rate of $0.40 per share. These automatic conversions would be triggered by the Company's filing of an amendment to its currently effective Certificate of Incorporation to increase the number of shares of the Company's Common Stock authorized for issuance thereunder. The Company expects that the Series B Warrants would be exercisable to purchase shares of the Company's Series B Preferred Stock for an exercise price of $40.00 per share and that each warrant to purchase a share of Series B Preferred Stock would automatically be converted (as described above) into a warrant to purchase 100 shares of the Company's Common Stock with an exercise price of $0.40 per share.






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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 GRAPHON CORPORATION
                                                     (Registrant)

Date:  December 15, 2004                By: /s/ William Swain
                                            ----------------------------
                                                     (Signature)
                                        William Swain
                                        Chief Financial Officer